Exhibit 99.1

CORRECTING and REPLACING Zynex Medical Announces Third Quarter Net Revenue Increases 23%

Monday November 27, 10:49 am ET

LITTLETON, Colo.--(BUSINESS WIRE)--Please replace the release dated November 21, 2006 with the following corrected version due to multiple revisions.

The corrected release reads:

ZYNEX MEDICAL ANNOUNCES THIRD QUARTER NET REVENUE INCREASES 23%

Zynex Medical Holdings, Inc. (OTCBB: ZYNX - News), a provider of pain management systems and electrotherapy products for medical patients with functional disability, reported its financial results for the quarter and nine months ended September 30, 2006

Net sales and rental income for the quarter ended September 30, 2006 increased 23% to $743,787, compared with $604,141 during the same quarter of 2005. For the nine-month period, net sales and rental income was $1,809,738, compared with $1,738,566 for the same period of 2005. The increase in net revenue for the quarter and nine-month period was primarily due to an increase in prescription orders for rentals and purchases of the Company's standard electrotherapy products, and was the result of the Company's more than doubling its sales force through the hiring of sixteen industry-seasoned, professional sales representatives during the third quarter.

Gross profit for the quarter ended September 30, 2006 increased 11% to $634,596, compared with $570,736 reported during the same period in 2005. Gross profit for the nine months ended, September 30, 2006 was $1,576,544, compared with $1,663,405 reported during the prior year's comparable period.

Thomas Sandgaard, President and CEO of Zynex said, "Our strong increase in sales this quarter were propelled by our newly acquired sales force. We believe that there is demand in the marketplace for Zynex's pain management and NeuroMove products, and, with our new sales force on board, we are well-positioned for further growth."

Separately, the Company announced, following a detailed inventory analysis, the Company concluded that it had undervalued its inventory in prior periods and that the Company's financial statements (1) for the year ended December 31, 2005 and (2) the quarters ended September 30, 2005, March 31, 2006 and June 30, 2006 should be revised to reflect adjustments to the Company's inventory as of such dates. An adjustment was recorded to decrease accumulated deficit and increase inventory at January 1, 2006 by $193,108. Additionally, adjustments were recorded to decrease cost of sales and rentals by $6,530 and $125,153 for the three and nine months ended September 30, 2005, respectively. The Company will prepare revised financial statements for the year ended December 31, 2005, and for the quarters ended March 31, 2006 and June 30, 2006 and include them in an amended Form 10-KSB and Forms 10-QSB as of such dates. The Company has filed a Form 10-QSB for the quarter ended September 30, 2006.

About Zynex Medical Holdings, Inc.

Zynex Medical Holdings, Inc. (founded in 1996) engineers, manufactures, markets and sells its own design of electrotherapy medical devices in two distinct markets: standard digital electrotherapy products for pain relief and pain management; and the NeuroMove(TM) for stroke and spinal cord injury (SCI) rehabilitation. Zynex's product lines are fully developed, FDA-cleared, commercially sold, and have been developed to uphold the Company's mission of improving the quality of life for patients suffering from impaired mobility due to stroke, spinal cord injury, or debilitating and chronic pain.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, risks and delays associated with product development, risk of market acceptance of products, technology or product obsolescence, competitive risks, reliance on manufacturing partners, dependence on reimbursement from insurance companies, additional capital needs and other risks described in our Form 10-KSB for the year ended December 31, 2005.

  Consolidated Statement of Operations

	Third Quarter 2006 and 2005		Nine Months Ended September 30, 2006 and 2005
	3 Mos Ended Sept. 30		9 Mos Ended Sept. 30
	2006	2005	2006	2005
Net Sales and rental
Income	$743,787	$604,141	$1,809,738	$1,738,566

Net Income (loss)	$22,892	$135,940	$(92,751)	$386,058

Net Income Per Common
Share Basic	$-	$0.01	$-	$0.02

Common Shares Used in
Computing Per Share
Amount-Basic	24,095,566	23,141,330	23,531,017	23,095,520

Net Income Per Common
Share Diluted	$-	$0.01	$-	$0.02

Common Shares Used in
Computing Per Share
Amount-Diluted	24,300,389	23,383,878	23,531,017	23,210,830

Contact:
The Investor Relations Group, Inc.
Investor Relations:
Jordan Silverstein / Christine Berni, 212-825-3210
or
Zynex Medical
Thomas Sandgaard, 303-703-4906

________________
Source: Zynex Medical Holdings, Inc.